Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Douglas Sherk, (415) 896-6820	Steve DiMattia
Jennifer Beugelmans, (415) 896-6820	(646) 277-8706

FOR IMMEDIATE RELEASE

PHARSIGHT REPORTS SECOND QUARTER FINANCIAL RESULTS

Revenue Grows 17% Year-Over-Year

Company Updates Guidance

MOUNTAIN VIEW, Calif., Oct. 27, 2005 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its second quarter of fiscal year 2006, ended September 30, 2005. For the second quarter, revenue was $5.9 million, an increase of 17% compared with revenue of $5.1 million in the second quarter of fiscal year 2005. For the first six months of fiscal 2006 ended September 30, 2005, revenue was $11.6 million, an increase of 15% compared with the same period in fiscal 2005.

Gross margin in the fiscal second quarter of 2006 improved year-over-year to 65% compared with a gross margin of 64% for the second quarter of fiscal 2005. Gross margin for the first six months of fiscal 2006 also improved to 66% compared with 64% in the first six months of fiscal 2005.

Net income for the fiscal second quarter of 2006 was $263,000, compared with net income of $421,000 for the same period in the prior fiscal year. Net income attributable to common stockholders during the fiscal second quarter was $49,000, compared with net income attributable to common stockholders of $276,000 in the second quarter of the prior fiscal year. Basic and diluted earnings per share attributable to common stockholders were both $0.00, compared with $0.01 per share in the second quarter of the prior fiscal year.

“During the first half of our fiscal year, we have seen growing interest in our products and services which has resulted in double-digit revenue growth and our seventh consecutive quarter of net income,” said Shawn M. O’Connor, president and chief executive officer. “From discussions with industry-leading current and potential customers, we believe our software and consulting services are meeting critical needs faced by pharmaceutical developers. Our growing presence among leading drug developers illustrates the positive impact that our modeling and simulation-based software and services can have on the drug development process. The development industry remains focused on tools and technology that can make the development process more efficient, and as a result, the market opportunity for Pharsight’s products and services continues to grow. As macroeconomic dynamics force pharmaceutical developers to more keenly focus on improving efficiencies, we believe that our products and services will play an increasingly important role in the development process.”

Net income during the first six months of fiscal 2006 was $517,000 compared with net income of $515,000 for the same period of fiscal 2005. Net income attributable to common stockholders during the first six months of fiscal 2006 was $158,000 compared with net income attributable to common stockholders of $195,000 for the comparable period of fiscal 2005. Basic and diluted earnings per share attributable to common stockholders were both $0.01 for the first six months of fiscal 2006, which was equivalent to fiscal 2005.

The three- and six-month period year-over-year decreases in net income were primarily due to the previously announced investments in the Company’s sales, marketing and research and development organizations. These investments resulted in 29% and 22% year-over-year increases in operating expenses, respectively.

“In our software business,” added Mr. O’Connor, “our PKS product continued to establish itself as the standard for high productivity, regulatory-compliant PK/PD data management. We were very pleased to enter into two new PKS licensing agreements, bringing our total number of PKS customers to 14. One new customer is Servier, a leading French pharmaceutical company, and the other is a very large biotechnology company. We also expanded our PKS relationship with Altana to add additional seats and provide customization and automation services. At another key account, which is one of the top 15 global pharmaceutical companies and one of the earlier PKS adopters, we successfully automated a significant part of their PKS workflow, and provided them with additional training services and materials. Additionally this quarter, we released the WinNonlin® Validation Suite™ which allows users to more quickly and easily validate our market leading PK/PD software. Finally, we hosted our second annual PKS User Group Meeting, which was attended by more than 40 pharmaceutical development specialists and Food and Drug Administration (FDA) personnel. We believe that both of these events illustrate our commitment to staying at the forefront of technology and remaining keenly aware of the market’s changing needs.

“In our strategic consulting services business, our results were impacted by internal changes at one of our largest customers that has recently slowed the pace of new project funding,” continued Mr. O’Connor. “As a result, their usage of our consulting services during our fiscal second quarter decreased and we expect the lower level of project funding to continue through the remainder of their budget year. Over the long-term, we expect this customer to continue to utilize our consulting services and believe they remain committed to modeling and simulation technology and methodology. Notwithstanding this, we also expect our investments in sales and marketing to allow us to accelerate the diversification of our customer base and lessen the importance of revenue from any one customer in the future. Early results of our investments this quarter include 8 engagements with new customers and expanded relationships with 7 existing customers.

“The impact of the changes at the aforementioned customer has led us to be more cautious about our fiscal 2006 revenue growth expectations,” continued Mr. O’Connor. “At this time, we are reducing our revenue guidance to reflect this near-term revenue outlook; however, we are increasing our net income guidance to reflect continued margin improvement and operating expense efficiencies. We have successfully continued to implement our strategy to increase our operating efficiencies further and therefore expect to achieve the same level of net income, on a lower revenue assumption, while continuing to invest in sales and marketing and product development. As a result, this new net income guidance includes the impact of increased sales and marketing investments that we initiated at the beginning of the fiscal year. We believe the progress resulting from our increased sales and marketing efforts coupled with the industry’s growing use of modeling and simulation in the drug development process supports our long-term ability to achieve growth rates similar to what we have achieved in the past two years.” continued Mr. O’Connor.

Recent Highlights

Pharsight’s recent highlight in its software and strategic consulting business units include the release of software upgrades, new enterprise software as well as consulting engagements, and expanded relationships with existing customers:

Software

•	Released Drug Model Explorer™ (DMX™) 1.4, which supports Oracle® and allows DMX to read and process simulation data created in SAS® XPORT transport format. Oracle is the preferred database system in the pharmaceutical industry and SAS XPORT is a data exchange mechanism accepted by the Food and Drug Administration

•	Released WinNonlin® Validation Suite™ that permits rapid and reliable validation of new installation of WinNonlin 5.0

•	Hosted the well-attended second annual PKS™ User Group Meeting where scientists and other development specialists from leading pharmaceutical and biotechnology companies discussed the latest industry trends, challenges and advances in high productivity, regulatory-compliant PK/PD data management

•	Expanded relationships with current PKS customers including a new licensing agreement with Altana for a PKS seat expansion and additional services and the completion of a significant workflow automation project at one of the top 15 global pharmaceutical companies

•	Entered PKS licensing agreements with two new customers: one of the largest biotechnology companies in the world and Servier, a leading French pharmaceutical company

•	Awarded technology patent covering a unique methodology for tracking units of measurement in a graphical editor for mathematical models of pharmacological systems bringing the total number of patents in its intellectual property portfolio to three

Strategic Consulting Services

•	Continued expansion of consulting presence in the biopharmaceutical and industry by signing new consulting agreement with DOV Pharmaceuticals

•	Expanded customer base by signing new consulting agreements with TransForm Pharmaceuticals (an operating company of J&J) and IMPAX Laboratories illustrating the increased mindshare among technology-based specialty pharmaceutical companies

•	Further penetrated Pharsight’s existing customer base by signing new consulting engagements with companies including Sepracor and Organon

Other Highlights

•	Pfizer awarded the Bio-IT World Best Practices Grand Prize Award for Computational Biology and Informatics based on their usage of Pharsight’s DMX while developing a cardiovascular drug

•	Hosted its inaugural seminar series on modeling and simulation providing a forum for world renowned pharmaceutical developers to discuss the systematic application of modeling methods and technology solutions for improved productivity in the development process. Major companies in attendance included AstraZeneca, Berlex, Bristol Myers Squibb, Daiichi, Eisai, J&J, Merck, Novartis, Pfizer, Schering Plough, and Wyeth

Guidance

“Based upon our reduced near-term outlook for revenue growth, we are lowering our expectations for the full fiscal year ending March 31, 2006 to a range of 10% to 15% compared with fiscal 2005,” said Cynthia Stephens, senior vice president and chief financial officer. “At the same time, we are continuing to realize additional operational efficiencies, and are therefore raising our expectations for net income growth. We now expect to achieve net income of between 8% and 12% of total revenue, depending on revenue mix. These expectations include the impact of our continued strategic investments in sales, marketing and research and development, which we believe are necessary to position us well for future growth.”

The net income guidance for fiscal 2006 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, the revenues and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Cash & Liquidity

Pharsight exited the second quarter of fiscal 2006 with cash and cash equivalents of $8.4 million at September 30, 2005 compared with $10.6 million at March 31, 2005 and $7.8 million at September 30, 2004.

“Similar to the first fiscal quarter, during the second quarter, our cash position was impacted by the typical seasonality that we see associated with our customers’ budgeting patterns and our internal schedule of cash payments associated with annual expenses, including employee incentives and property plant and equipment purchases,” continued Ms. Stephens. “Despite this decline in our cash balance, which is consistent with our historical performance during the first half of the fiscal year, our guidance on cash remains unchanged and we continue to believe that we will achieve positive net cash flow for the full fiscal year.”

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, October 28, 2005 at 10 a.m. Pacific Time to discuss the Company’s second quarter fiscal 2006 results, revised outlook for the remainder of the fiscal year and current corporate developments. The dial-in number for the conference call is 800-240-2430 for domestic participants and 303-262-2138 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the Investor Relations icon. The webcast can then be accessed under the Financial Events section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Pacific Time on Friday, November 4, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use pass code 11041714#.

About Pharsight Corporation

Pharsight Corporation (OTCBB:PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at www.pharsight.com.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our financial model, growth opportunities and strategic investments, our market position, the demand and market for our products and services, financial and product developments, our customer base and our expectations for revenue, net cash flow, gross margin, operating expenses, and net income for the fiscal quarter ending September 30, 2006. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in the demand for Pharsight’s products and services, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of the Pharsight’s client base, to adopt Pharsight’s solutions. Actual releases of future versions of our software, including any new features and/or functionality that may be included therein, will be on a when-and-if available basis only, and whether any new version will actually be made available remains at the sole discretion of Pharsight. Pharsight is under no obligation whatsoever to release any new versions of its software at any time. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 9, 2005. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, Drug Model Explorer, DMX and Trial Simulator are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Revenues:
License and renewal	$1,237	$1,140	$2,121	$2,034
Renewal	1,221	1,078	2,381	2,260
Maintenance	305	43	496	86
Services	3,157	2,811	6,616	5,726

Total revenues	5,920	5,072	11,614	10,106

Cost of revenues	2,054	1,814	3,941	3,658

Gross margin	3,866	3,258	7,673	6,448

Operating expenses:
Research and development	808	716	1,680	1,426
Sales and marketing	1,442	924	2,720	2,016
General and administrative	1,335	1,131	2,705	2,385

Total operating expenses	3,585	2,771	7,105	5,827

Income from operations	281	487	568	621

Other expense, net	1	(48)	(11)	(84)

Income before income taxes	282	439	557	537
Provision for income taxes	(19)	(18)	(40)	(22)

Net income	263	421	517	515
Preferred stock dividend	(214)	(145)	(359)	(320)

Net income attributable to common stockholders	$49	$276	$158	$195

Net earnings per share attributable to common stockholders:
Basic	$0.00	$0.01	$0.01	$0.01

Diluted	$0.00	$0.01	$0.01	$0.01

Shares used to compute net earnings per share attributable to common stockholders:
Basic	19,389	19,087	19,367	19,073

Diluted	22,634	20,674	22,436	20,914

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2005	March 31, 2005*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,422	$10,579
Accounts receivable, net	5,301	4,809
Other current assets	879	594

Total current assets	14,602	15,982
Property and equipment, net	2,023	604
Other assets	191	236

Total assets	$16,816	$16,822

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$881	$862
Accrued expenses	2,753	2,635
Deferred revenue	6,590	7,178
Current portion of notes payable and capital leases	1,956	1,975

Total current liabilities	12,180	12,650
Deferred revenue, long term	90	126
Capital leases and notes payable, less current portion	542	410
Redeemable convertible preferred stock	6,407	6,266
Stockholders’ deficit	(2,403)	(2,630)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$16,816	$16,822

*	Derived from the Company’s audited financial statements as of March 31, 2005